Exhibit 4.29

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, of which 578,502 shares are issued and outstanding as of September 14, 2023 (excluding the Pre-Funded Warrants) and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which 6,300 shares of Series A Convertible Preferred Stock, and 5,761 shares of Series C Convertible Preferred Stock are issued and outstanding. The following description of our capital stock is only a summary and is subject to and qualified in its entirety by our Sixth Amended and Restated Certificate of Incorporation, as further amended by certificates of amendment dated October 13, 2022, October 21, 2022 (but effected on November 3, 2022), May 30, 2023, June 21, 2023, and August 21, 2023 (but effected on August 22, 2023) and Amended and Restated Bylaws, as further amended by amendments Nos. 1 and 2, and by the applicable provisions of Delaware law.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Holders of a majority of the shares of common stock may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding preferred stock, common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Preferred Stock

General

The board of directors is authorized, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and

●	delaying or preventing a change in control of us without further action by the stockholders.

Series A Convertible Preferred Stock

On September 29, 2022, the Company filed the Certificate of Designation with the Secretary of State for the State of Delaware designating up to 6,800 shares out of the authorized but unissued shares of its preferred stock as Series A Convertible Preferred Stock. On October 4, 2022, the Company filed the Correction with the Secretary of State for the State of Delaware to correct the terms of the voting rights under the Series A Preferred Stock. The following is a summary of the principal terms of the Series A Preferred Stock.

Dividends

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series A Preferred Stock (the “Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series A Preferred Stock.

Voting Rights

The Holders are entitled to vote as a class as expressly provided in the Certificate of Designation and where required pursuant to applicable law (including, without limitation, the DGCL). The Holders are also entitled to vote with the holders of shares of Common Stock, voting together as one class, on all matters in which the Holders are permitted to vote with the class of shares of Common Stock pursuant to applicable law (including, without limitation, the DGCL.

With respect to any vote with the class of Common Stock, each share of the Series A Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designation) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated. To the extent that under the DGCL the vote of the Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Certificate of Designation) of the shares of the Preferred Stock, voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL), voting together in the aggregate and not in separate series unless required under the DGCL, shall constitute the approval of such action by both the class or the series, as applicable. Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

Ranking and Liquidation

The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined in the Certificate of Designation) for each share of the Series A Preferred Stock held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Company shall mail written notice of any such Liquidation, not less than sixty (60) days prior to the payment date stated therein, to each Holder.

Conversion

Each share of the Series A Preferred Stock shall be convertible, at any time and from time to time from and after September 29, 2022 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) of the Certificate of Designation) determined by dividing the Stated Value of such share of the Series A Preferred Stock ($1,000 as of September 29, 2022) by the Conversion Price (as defined below) subject to certain terms of the beneficial ownership limitation described in this Certificate of Designation. The conversion price for each share of the Series A Preferred Stock is the Nasdaq official closing price of the Common Stock on The Nasdaq Capital Market (as reflected on Nasdaq.com) on September 29, 2022, subject to adjustment as described in the Certificate of Designation, including for stock dividends and stock splits such as the one-for-one hundred (1-for-100) reverse stock split (the “November Reverse Stock Split”) of our common stock which became effective as of the close of business on November 3, 2022 and the one-for-twenty-five (1-for-25) reverse stock split (the “August Reverse Stock Split,” together with the November Reverse Stock Split, the “Reverse Stock Splits”) of our common stock which became effective as of the close of business on August 22, 2023 (the “Conversion Price”).

Certain Adjustments

If the Company, at any time while the Series A Preferred Stock is outstanding, pays a stock dividend, issues stock splits, effects any subsequent rights offerings, or makes any dividend or other distribution of its assets, then the Conversion Price of the Series A Preferred Stock adjusts (in the case of a stock split), and the Holder can acquire the purchase rights of the Company’s securities, or participate in the distribution of the Company’s assets pursuant to Section 7 of the Certificate of Designation.

Preemptive Rights

No holders will have any preemptive rights to purchase or subscribe for the Company’s Common Stock or any of its other securities.

Redemption

The Company has the option to redeem any or all of the then outstanding Series A Preferred Stock at 112% of the then Stated Value any time after September 29, 2022 and so long as there is an effective Registration Statement covering the shares issuable upon conversion of the Series A Preferred Stock.

Trading Market

The Holders can liquidate or convert the Series A Preferred Shares according to the terms of this Certificate of Designation. However, there is no established trading market for any of the Series A Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series A Preferred Stock on any securities exchange or other nationally recognized trading system.

Series C Convertible Preferred Stock

On June 21, 2023, the Company filed the Certificate of Designation with the Secretary of State for the State of Delaware designating up to 5,761 shares out of the authorized but unissued shares of its preferred stock as Series C Convertible Preferred Stock. The following is a summary of the principal terms of the Series C Preferred Stock.

Dividends

Except for stock dividends or distributions for which adjustments are to be made pursuant to the Certificate of Designation, the holders of the Series C Preferred Stock (the “Series C Holders”) shall be entitled to receive, and the Company shall pay, dividends on shares of the Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of the Series C Preferred Stock.

Voting Rights

The Series C Holders are entitled to vote as a class as expressly provided in the Certificate of Designation and where required pursuant to applicable law (including, without limitation, the DGCL). The Series C Holders are also entitled to vote with the holders of shares of Common Stock, voting together as one class, on all matters in which the Series C Holders are permitted to vote with the class of shares of Common Stock pursuant to applicable law (including, without limitation, the DGCL).

With respect to any vote with the class of Common Stock, each share of the Series C Preferred Stock shall entitle the Holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in the Certificate of Designation) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the conversion price is calculated. To the extent that under the DGCL the vote of the Series C Holders, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders (as defined in the Certificate of Designation), voting together in the aggregate and not in separate series unless required under the DGCL, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by both the class or the series, as applicable. Series C Holders shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company’s bylaws and the DGCL.

Ranking and Liquidation

The Series C Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to Junior Securities; (iii) on parity with Parity Securities; and (iv) junior to Senior Securities, in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon a Liquidation, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Stated Value (as defined in the Certificate of Designation) for each share of the Series C Preferred Stock held by such Holder and an amount equal to any accrued and unpaid dividends thereon, and thereafter the Series C Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if the Series C Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Company shall mail written notice of any such Liquidation, not less than sixty (60) days prior to the payment date stated therein, to each Holder.

Conversion

Each share of the Series C Preferred Stock shall be convertible, at any time and from time to time from and after June 21, 2023 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) of the Certificate of Designation) determined by dividing the Stated Value of such share of the Series C Preferred Stock ($1,000 as of June 21, 2023) by the Conversion Price (as defined below) subject to certain terms of the beneficial ownership limitation described in this Certificate of Designation. The conversion price for each share of the Series C Preferred Stock is $17.925, which is the lower of (a) the closing price per share of the Common Stock as reported on the Nasdaq Capital Market on June 20, 2023 (the trading day before the date of the Sundry SPA), and (b) the average closing price per share of Common Stock as reported on the Nasdaq Capital Market for the five trading days preceding the date of the Sundry SPA, subject to adjustment herein (the “Series C Conversion Price”).

Certain Adjustments

If the Company, at any time while the Series C Preferred Stock is outstanding, pays a stock dividend, issues stock splits, effects any subsequent rights offerings, or makes any dividend or other distribution of its assets, then the Holder can adjust the Conversion Price of the Series C Preferred Stock, acquire the purchase rights of the Company’s securities, or participate in the distribution of the Company’s assets pursuant to Section 7 of the Certificate of Designation.

Preemptive Rights

No holders will have any preemptive rights to purchase or subscribe for the Company’s Common Stock or any of its other securities.

Redemption

The Company has the option to redeem any or all of the then outstanding Series C Preferred Stock at 112% of the then Stated Value any time after June 21, 2023 and so long as there is an effective Registration Statement covering the shares issuable upon conversion of the Series C Preferred Stock.

Trading Market

The Series C Holders can liquidate or convert the Series C Preferred Shares according to the terms of this Certificate of Designation. However, there is no established trading market for any of the Series C Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series C Preferred Stock on any securities exchange or other nationally recognized trading system.

Options

As of September 14, 2023, there were outstanding options to acquire up to 1,558 shares of our common stock at exercise prices between $2,350 and $10,375 expiring between June 2024 and May 2031.

Warrants

As of September 14, 2023, there were outstanding warrants to acquire up to 237,745 shares of our common stock at exercise prices between $95 and $19,150 expiring at various dates through January 2028.

Class B Warrants Issued to Certain Investor in December 2022 and Amended in August 2023

General

The following is a brief summary of certain terms and conditions of the Class B Warrants. The following description is subject in all respects to the provisions contained in the form of Class B Warrant.

Duration and Exercise Price

Pursuant to a Warrant Amendment Agreement dated August 31, 2023, effective as of September 5, 2023, the Class B Warrants have an exercise price of $9.43 per share. The Class B Warrants are immediately exercisable on September 5, 2023, and may be exercised at any time on or after September 5, 2023 and would expire on March 5, 2029. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Class B Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Class B Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Class B Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Class B Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Class B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Class B Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Class B Warrant.

Transferability

A Class B Warrant may be transferred at the option of the holder upon surrender of the Class B Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Class B Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Class B Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Class B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Class B Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Class B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Class B Warrant holders exercise their Class B Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Class B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class B Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Class B Warrants may be amended or waived without the written consent of the holders of such Class B Warrants.

Series A Warrants issued to Certain Investor in September 2023

General

The following is a brief summary of certain terms and conditions of the Series A Warrants. The following description is subject in all respects to the provisions contained in the form of Series A Warrant.

Duration and Exercise Price

The Series A Warrants have an exercise price of $9.43 per share. The Series A Warrants were immediately exercisable on September 5, 2023, and may be exercised at any time on or after the initial exercise date and would expire on March 5, 2029. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Series A Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series A Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Series A Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Series A Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series A Warrant.

Transferability

A Series A Warrant may be transferred at the option of the holder upon surrender of the Series A Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Series A Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Series A Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series A Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Series A Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Series A Warrant holders exercise their Series A Warrants

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series A Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series A Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Series A Warrants may be amended or waived without the written consent of the holders of such Series A Warrants.

Series B Warrants issued to Certain Investor in September 2023

General

The following is a brief summary of certain terms and conditions of the Series B Warrants. The following description is subject in all respects to the provisions contained in the form of Series B Warrant.

Duration and Exercise Price

The Series B Warrants have an exercise price of $9.43 per share. The Series B Warrants were immediately exercisable on September 5, 2023, and may be exercised at any time on or after the initial exercise date and would expire on December 5, 2024. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Series B Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series B Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Series B Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the shares of common stock underlying the Series B Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series B Warrant.

Transferability

A Series B Warrant may be transferred at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Series B Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the Series B Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the Series B Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series B Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Series B Warrant holders exercise their Series B Warrants

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series B Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Series B Warrants may be amended or waived without the written consent of the holders of such Series B Warrants.

Placement Agent Warrants Issued in November 2022, January 2023 and September 2023

General

The following is a brief summary of certain terms and conditions of our outstanding Placement Agent Warrants (the “Placement Agent Warrants”) that were issued to H.C. Wainwright & Co., LLC in a Best Efforts Offering in November 2022, in a Private Placement Transaction in January 2023 and in another Private Placement Transaction in September 2023. The following description is subject in all respects to the provisions contained in the form of Placement Agent Warrant.

Duration and Exercise Price

The Placement Agent Warrants that were issued to H.C. Wainwright & Co., LLC in the Best Efforts Offering in November 2022 have an exercise price of $172 per share. The Placement Agent Warrants issued in the Private Placement Transaction in January 2023 have an exercise price of $123 per share. The Placement Agent Warrants issued in the Private Placement Transaction in September 2023 have an exercise price of $12.16 per share. The Placement Agent Warrants were immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The Placement Agent Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Placement Agent Warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s Placement Agent Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Placement Agent Warrants, a registration statement registering the issuance of the shares of common stock underlying the Placement Agent Warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrant.

Transferability

The Placement Agent Warrant may be transferred at the option of the holder upon surrender of the Placement Agent Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Placement Agent Warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Rights as a Shareholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such Placement Agent Warrant holders exercise their Placement Agent Warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction.

Waivers and Amendments

No term of the Placement Agent Warrants may be amended or waived without the written consent of the holders of such Placement Agent Warrants.

Hudson Global Common Stock Purchase Warrants

Hudson Global Ventures, LLC, a New York limited liability company (the “Investor”) entered into a fee agreement dated as of November 14, 2022.

The Common Stock Purchase Warrants have an exercise price of $125 per share. The Common Stock Purchase Warrants are immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance.

OID Notes and Warrants

December Notes

On December 29, 2022, the Company and various purchasers (the “December Investors”) executed a Securities Purchase Agreement (the “December SPA”) whereby the December Investors purchased from the Company 20% OID promissory notes (the “December Notes”) in the aggregate principal amount of $4,000,000 (with an aggregate subscription amount of $3,200,000). The December Notes were repaid in full in March 2023.

In connection with the December SPA, the Company issued to the December Investors an aggregate of 18,779 five-year warrants exercisable for shares of common stock at an exercise price equal to $106.50, and 2,400 shares of our common stock. In addition, the Company entered into a Registration Rights Agreement with the investors, dated December 29, 2022(the “December Registration Rights Agreement”). The December Registration Rights Agreement requires the Company to file a registration statement within 30 days of closing to register the incentive shares and the shares issuable upon exercise of the warrants.

April Notes

On April 7, 2023, the Company and various purchasers (the “April Investors”) executed a Securities Purchase Agreement (the “April SPA”) whereby the April Investors purchased from the Company 20% Original Issue Discount promissory notes (the “April Notes”) in the aggregate principal amount of $2,208,750 (with an aggregate subscription amount of $1,800,000). The April Notes are due and payable on September 30, 2023 (the “Maturity Date”). The Company will also have the option to prepay the April Notes with no penalties at any time prior to the Maturity Date. If the Company or any subsidiary of the Company completes a debt or equity financing of less than $7,500,000, the Company is required to repay 50% of the remaining balance of the April Notes. Following such 50% repayment, the Company must also use any proceeds from any subsequent debt or equity financing to repay the April Notes. Upon the closing of any debt or equity financing of $7,500,000 or greater, the Company is required to repay 100% of the April Notes with no penalties. If the April Notes are not repaid in full by the Maturity Date or if any other event of default occurs, (1) the face value of the April Notes will be automatically increased to 120%; (2) the April Notes will begin generating an annual interest rate of 20%, which will be paid in cash monthly until the default is cured; and (3) if such default continues for 14 or more calendar days, at the April Investors’ discretion, the April Notes shall become convertible at the option of the April Investors into shares of the Company’s Common Stock (“Conversion Shares”) at a conversion price (the “Conversion Price”) equal to the Nasdaq closing price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), on the Nasdaq Capital Market (as reflected on Nasdaq.com) on the date of the note conversion (the “Default Conversion Election”). If the April Investors elect such Default Conversion Election, (1) the Company shall use commercially reasonable efforts to submit to its stockholders as soon as practicable in order to obtain as soon as practicable stockholder approval for the Company to issue the number of Conversion Shares necessary to complete such conversion (inclusive of the OID) at the Conversion Price in accordance with Nasdaq Rule 5635(a)(1) and/or 5635(d) (as applicable, the “20% Rule”), Delaware corporate law and the Securities Exchange Act of 1934, as amended; (2) if such stockholder approval is obtained, such conversion shall be effected within one business day of such approval at the Conversion Price; (3) to the extent that, prior to obtaining such stockholder approval, the Company may then issue Conversion Shares at the Conversion Price without violating the 20% Rule (the “Maximum Amount”), the Company shall issue to the Investor the Maximum Amount of Conversion Shares at the Conversion Price; and (4) if such stockholder approval is not obtained within 14 calendar days of the conversion date, then the Company shall cause (i) all members of its management team to pledge their shares of common stock to the Investor to secure the repayment of amounts due under the Note, and (ii) the Chief Executive Officer to personally guarantee the repayment of all amounts due thereunder.

ELOC

On August 27, 2021, the Company entered into what is sometimes termed an equity line of credit arrangement with Oasis Capital. Specifically, the Company entered into an equity purchase agreement (the “EPA”), pursuant to which Oasis Capital is committed to purchase up to $17,500,000 of the Company’s common stock over the 24-month term of the EPA. The Company is not obligated to request any portion of the $17,500,000.

In connection with the execution of the EPA, the Company issued Oasis Capital $350,000 of its shares of common stock, or 51 shares (the “Commitment Shares”) at a per share price which was based on the closing sale price per share on the Nasdaq Capital Market on the trading date prior to issuance (the “Issuance Reference Date”), as adjusted for the reverse stock split. On the earlier of (i) the date that is nine months from the Execution Date, and (ii) the date that the EPA is terminated in accordance with its terms (the “Reference Date”), if the closing sale price per share on the Nasdaq Capital Market on the trading date preceding the Reference Date is higher than the closing sale price on the Issuance Reference Date, then Oasis Capital shall return to the Company a portion of the Commitment Shares equal to the amount of Commitment Shares required to be issued on the Execution Date minus the amount of Commitment Shares that would have been required to have been issued if the closing sale price per share on the Nasdaq Capital Market on the trading date preceding the Reference Date had been used to calculate the amount of Commitment Shares issuable on the Execution Date.

As of the date of this report, the Company has not drawn down any portion of this commitment, leaving the entire $17,500,000 available under the equity line of credit, and for which the Company has agreed, pursuant to a registration rights agreement (the “Oasis Equity RRA”), to register the shares of common stock issuable further to the equity line of credit with the Securities and Exchange Commission (the “SEC”), before any such issuances. The actual number of shares that the Company may issue pursuant to the equity line of credit is not determinable as it is based on the market price of our common stock from time to time and the number of shares we desire to put to Oasis Capital.

During the 24-month term of the investment agreement, the Company may request a drawdown on the equity line of credit by delivering a “put notice” to Oasis Capital stating the dollar amount of shares the Company intends to sell to Oasis Capital. The Company may make either an Option 1 or Option 2 request to Oasis Capital. Under Option 1, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) the lowest traded price of our Common Stock on the Nasdaq Capital Market on the Clearing Date, which is the date on which Oasis Capital receives the put shares as DWAC shares in its brokerage account, or the average of the three lowest closing sale prices of our Common Stock on the Nasdaq Capital Market during the period of twelve consecutive trading days immediately preceding the Clearing Date. The maximum amount the Company may request in an Option 1 request is $500,000. Under Option 2, the purchase price Oasis Capital is required to pay for the shares is the lesser of (i) 93% of the one (1) lowest traded price of our common stock on the Nasdaq Capital Market during the period of five (5) consecutive trading days immediately preceding the put date, or (ii) 93% of the VWAP on the Clearing Date, or (iii) 93% of the closing bid price of the Company’s common stock on the Nasdaq Capital Market on the Clearing Date. The maximum amount the Company may request in an Option 2 request is $2,000,000.

Anti-Takeover Provisions and Choice of Forum

Certain provisions of Delaware law and our Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make the following more difficult:

●	the acquisition of us by means of a tender offer;
●	acquisition of control of us by means of a proxy contest or otherwise; and
●	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business acquisition “ with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business acquisition “ or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business acquisition “ includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board, the chief executive officer and the president, and stockholders holding an aggregate of 25% of our shares of our common stock may call special meetings of stockholders.

No Cumulative Voting. Our Sixth Amended and Restated Certificate of Incorporation and bylaws do not provide for cumulative voting in the election of directors.

Action by Written Consent of Stockholders Prohibited. Our Sixth Amended and Restated Certificate of Incorporation does not allow stockholders to act by written consent in lieu of a meeting, unless approved in advance by our board of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors without stockholder approval to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

Amendment of Provisions in the Sixth Amended and Restated Certificate of Incorporation. The Sixth Amended and Restated Certificate of Incorporation will generally require the affirmative vote of the holders of at least 662∕3% of the outstanding voting stock in order to amend any provisions of the Sixth Amended and Restated Certificate of Incorporation concerning, among other things:

●	the required vote to amend certain provisions of the Sixth Amended and Restated Certificate of Incorporation;
●	the reservation of the board of director’s right to amend the Amended and Restated Bylaws, with all rights granted to stockholders being subject to this reservation;
●	management of the business by the board of directors;
●	number of directors and structure of the board of directors;
●	removal and appointment of directors;
●	director nominations by stockholders;
●	prohibition of action by written consent of stockholders;
●	personal liability of directors to us and our stockholders; and
●	indemnification of our directors, officers, employees and agents.

Choice of Forum. Our Sixth Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;
●	any action asserting a claim against us or our directors, officers or other employees arising under the Delaware General Corporation Law, our Sixth Amended and Restated Certificate of Incorporation or our bylaws;
●	any action or proceeding to interpret, apply, enforce or determine the validity of our Sixth Amended and Restated Certificate of Incorporation or our bylaws;
●	any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or
●	any action asserting a claim against us or our directors, officers or other employees that is governed by the “internal affairs doctrine” as that term is defined in Section 115 of the Delaware General Corporation Law, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our Sixth Amended and Restated Certificate of Incorporation further provides that unless the Company consents in writing to the selection of an alternative forum, the U.S. federal district courts have exclusive jurisdiction of the resolution of any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court has ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this exclusive forum provision of our Sixth Amended and Restated Certificate of Incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find this choice of forum provision in our Sixth Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. Additional costs associated with resolving an action in other jurisdictions could materially adversely affect our business, financial condition and results of operations.

Limitations on Directors’ Liability and Indemnification

Our Sixth Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to the corporation or its stockholders;
●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or
●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Sixth Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by law, and our Amended and Restated Bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Sixth Amended and Restated Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or officer or at our request.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents. We are not aware of any pending or threatened litigation or proceeding that might result in a claim for indemnification by a director, officer, employee or agent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. VStock Transfer, LLC is also acting as the warrant agent for the pre-funded warrants. The telephone number of VStock Transfer, LLC is (212) 828-8436.

NasdaqCM Listing

Our common stock and warrants are listed on the NasdaqCM under the symbols “DBGI” and “DBGIW”, respectively.